Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Robert Elliott	Charles Messman, Todd Kehrli
Chief Marketing Officer	MKR Group
949-362-5800	323-468-2300
relliott@smithmicro.com	smsi@mkr-group.com
SMITH MICRO SOFTWARE REPORTS RECORD 2008 THIRD QUARTER
FINANCIAL RESULTS
Revenues Increase 31% to a Record $26.6 Million, GAAP Profit Before Taxes of
$2.2 Million, Non GAAP Profit Before Taxes of $7.5 Million
Aliso Viejo, Calif., October 29, 2008 – Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the wireless market, today reported its financial results for the fiscal 2008 third quarter ending September 30, 2008.
“We are very pleased to report another record growth quarter for the Company where revenues increased 30.6% year over year to $26.6 million,” said William W. Smith Jr., President and CEO of Smith Micro Software. “The Company’s growth was driven by our Connectivity and Security business that saw revenues increase to $16.6 million, up 107.1% year over year. We were also pleased to see that our Consumer segment continued to show strength with revenues of $6.4 million, a 71.6% increase over last year. Fundamentally, our core business continues to perform extremely well in this environment, and we remain confident as we look to the remainder of the year.”
Mr. Smith continued, “We also are very excited about our recently announced agreement with Dell, Inc. to deliver software that enables universal connectivity for Dell’s Mobility computer line. This is a new market for the Company and builds off of our core Connectivity solutions. It is very rewarding that we have successfully designed the technology that powers the Universal Connection Manager application for the new Dell ControlPoint software included with Dell’s recently launched E-Family notebooks.”
Mr. Smith concluded, “We continue to remain optimistic about our strong platform of mobility software products in the growing wireless space and look forward to closing out another solid year of revenue growth and profitability.”

Smith Micro 2008 Third Quarter Financial Results	Page 2 of 7
Smith Micro reported net revenues of $26.6 million for the third quarter ended September 30, 2008, a 30.6% increase when compared to the $20.4 million reported for the third quarter of 2007.
GAAP gross margins of $21.4 million increased $7.4 million, or 53.1%, from the third quarter ended September 30, 2007. On a non-GAAP basis (which excludes amortization of intangibles, stock-based compensation and non-cash tax expense), gross margin of $22.4 million increased $7.9 million, or 54.7%, from the same period last year.
GAAP gross margin was 80.5% for the third quarter of 2008 as compared with 68.7% for the same period last year, and non-GAAP gross margin was 84.2% for the third quarter of 2008 compared to 71.1% for the third quarter of 2007.
GAAP profit before taxes was $2.2 million or $0.07 per diluted share. GAAP taxes, which are not cash based taxes, or what the Company will pay in taxes in 2008, were $3.7 million for the quarter. As such, the Company reported a GAAP net loss of $1.6 million or $0.05 per diluted share for the third quarter of 2008. The loss is solely driven by non-cash tax expense. Non-GAAP profit before taxes was $7.5 million or $0.24 per diluted share. Non-GAAP net income for the third quarter of 2008, which includes an estimate of expected cash based taxes for 2008, was $6.0 million or $0.19 per diluted share, as compared to $6.7 million or $0.21 per diluted share for the quarter ended September 30, 2007.
Fully diluted shares outstanding for the quarter ended September 30, 2008 were 31.3 million as compared to 31.4 million shares outstanding for the quarter ended September 30, 2007.
Total cash, cash equivalents, and short-term investments at September 30, 2008 were $31.2 million, compared to $26.2 million at June 30, 2008.
For the nine months ended September 30, 2008 the Company reported net revenues of $72.0 million, a 34.8% increase when compared to the $53.4 million reported for the nine months ended September 30, 2007.
GAAP gross margins of $56.2 million increased $18.8 million, or 50.4%, from the $37.4 million reported in the nine months ended September 30, 2007.

Smith Micro 2008 Third Quarter Financial Results	Page 3 of 7
On a non-GAAP basis (which excludes amortization of intangibles, stock-based compensation and non-cash tax expense), gross margin of $59.2 million increased $20.5 million, or 53.1%, from the same period last year.
GAAP net loss for the nine months ended September 30, 2008 was $2.1 million or $0.07 per diluted share primarily due to non-cash charges for amortization related to acquisitions, stock-based compensation expense, and non-cash tax expense. Non-GAAP net income for the nine months ended September 30, 2008 was $12.7 million or $0.40 per diluted share, as compared to $18.1 million or $0.58 per diluted share for the nine months ended September 30, 2007.
The Company uses a non-GAAP reconciliation of net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-GAAP financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.
Investor Conference Call
Smith Micro will hold an investor conference call to discuss the company’s third quarter results at 4:30 p.m. Eastern time today, October 29, 2008. The call can be accessed by dialing (866) 598-2081 and providing the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communication solutions, mobile device management products, image and data compression solutions and many award-winning software products. Smith

Smith Micro 2008 Third Quarter Financial Results	Page 4 of 7
Micro’s complete line of products is available through Smith Micro’s Enterprise, Wireless and OEM Sales Groups, and direct from its websites, retail and value-added resellers (VARs). Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s net revenues guidance for fiscal 2008, our financial prospects and other projections of our performance, the company’s ability to increase its business and the anticipated timing and financial performance of our new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for our products from our customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro 2008 Third Quarter Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results

		Stock			Non-
	GAAP	Comp.	Amort	Taxes	GAAP

Three Months Ended 09/30/08:
Gross Margin (in thousands)	$21,444	$99	$876	$—	$22,419
Profit Before Taxes (in thousands)	$2,153	$3,356	$1,961	$—	$7,470
EPS (Diluted)	$0.07	$0.11	$0.06	$—	$0.24
Net Loss (in thousands)	$(1,576)	$3,356	$1,961	$2,235	$5,976
EPS (Diluted)	$(0.05)	$0.11	$0.06	$0.07	$0.19

Three Months Ended 09/30/07:
Gross Margin (in thousands)	$14,008	$91	$391	$—	$14,490
Profit Before Taxes (in thousands)	$2,257	$3,921	$858	$—	$7,036
EPS (Diluted)	$0.07	$0.12	$0.03	$—	$0.22
Net Income (in thousands)	$472	$3,921	$858	$1,433	$6,684
EPS (Diluted)	$0.02	$0.12	$0.03	$0.04	$0.21

Nine Months Ended 09/30/08:
Gross Margin (in thousands)	$56,197	$331	$2,709	$—	$59,237
Net Loss (in thousands)	$(2,051)	$10,102	$5,580	$(909)	$12,722
EPS (Diluted)	$(0.07)	$0.32	$0.18	$(0.03)	$0.40

Nine Months Ended 09/30/07:
Gross Margin (in thousands)	$37,361	$195	$1,141	$—	$38,697
Net Income (in thousands)	$2,508	$10,588	$1,950	$3,009	$18,055
EPS (Diluted)	$0.08	$0.34	$0.06	$0.10	$0.58

Smith Micro 2008 Third Quarter Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statement of Operations for the Three and Nine Months Ended September 30, 2008 and 2007
(in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Revenues	$26,641	$20,393	$71,973	$53,406

Cost of Revenues	5,197	6,385	15,776	16,045

Gross Profit	21,444	14,008	56,197	37,361

Operating Expenses
Selling & Marketing	6,255	4,947	18,829	12,843
Research & Development	8,199	4,062	23,121	10,268
General & Administrative	4,941	3,729	14,555	11,026

Total Operating Expenses	19,395	12,738	56,505	34,137

Operating Income (Loss)	2,049	1,270	(308)	3,224
Interest Income	104	987	520	3,255

Income Before Income Taxes	2,153	2,257	212	6,479
Income Tax Expense	3,729	1,785	2,263	3,971

Net (Loss) Income	$(1,576)	$472	$(2,051)	$2,508

Earnings(loss) per share:
Basic	$(0.05)	$0.02	$(0.07)	$0.08

Diluted	$(0.05)	$0.02	$(0.07)	$0.08

Weighted average shares outstanding:
Basic	31,289	30,031	30,856	29,611

Diluted	31,289	31,429	30,856	30,959

Smith Micro 2008 Third Quarter Financial Results	Page 7 of 7

Smith Micro Software, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$24,957	$87,549
Short Term Investments	6,271	—
Accounts Receivable, (Net)	20,438	13,157
Income Taxes Receivable	262	180
Deferred Tax Asset	1,109	660
Inventory	1,251	1,993
Prepaid & Other Assets	850	1,001

Total Current Assets	55,138	104,540
Equipment & Improvements, Net	4,080	1,079
Deferred Tax Asset	4,196	6,351
Goodwill	83,357	32,505
Intangible Assets, Net	25,915	17,946

TOTAL ASSETS	$172,686	$162,421

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$2,830	$$3,401
Deferred Revenue	2,372	584
Accrued Liabilities	6,057	3,922

Total Current Liabilities	11,259	7,907

Common Stock	31	30
Additional Paid In Capital	163,305	154,312
Accumulated Earnings (Deficit)	(1,879)	172
Accumulated Other Comprehensive Loss	(30)	—

Total Stockholders’ Equity	161,427	154,514

TOTAL LIABILITIES & EQUITY	$172,686	$162,421